UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 29, 2010
Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix,
Arizona		85040

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(480) 966-5394

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01	Other Events.
Today, our principal subsidiary, University of Phoenix, implemented a strategic reduction in force in which it eliminated approximately 700 full-time positions, principally among admissions personnel.
We expect to incur charges of approximately $5 million in the quarter ending November 30, 2010 in connection with this reduction in employment, and we expect to realize related employee compensation expense reductions of approximately $8 million per quarter, commencing in the second quarter of fiscal year 2011.
The personnel reductions are designed to streamline our operations and to better align our operations with our business strategy, refined business model and outlook.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this report which are not statements of historical fact, including statements regarding the expected impact of today’s personnel reductions, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results achieved may differ materially from those set forth in such statements due to various factors, including unexpected expenses associated with employee terminations, the impact of employee terminations on employee productivity and attrition rates, the impact of reduced admissions personnel on our relations with students and potential students and other factors affecting our business generally. For a discussion of various factors that may cause actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in our Form 10-K for fiscal year 2010 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on our website at http://www.apollogrp.edu.
The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.
November 29, 2010	By:	/s/ Brian L. Swartz
		Name:	Brian L. Swartz
		Title:	Senior Vice President and Chief Financial Officer